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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                               MLC HOLDINGS, INC.

         The undersigned, a natural person, for the purpose of organizing MLC Holdings, Inc. (the "Corporation") for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code, as amended, and referred to as the "Delaware General Corporation Law"), hereby certifies that:

                                     FIRST

         The name of the Corporation is:

                               MLC HOLDINGS, INC.

                                     SECOND

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the Corporation's registered agent in the State of Delaware is Corporation Service Company.

                                     THIRD

         The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

                                     FOURTH

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million(27,000,000) shares consisting of twenty-five million (25,000,000) shares of common stock having a par value of $.01 per share (the "Common Stock") and two million (2,000,000) shares of preferred stock having a par value of $.01 per share (the "Preferred Stock").


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         The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of the Preferred Stock as a class or in series, and, by filing a certificate of designations, pursuant to the Delaware General Corporation Law, setting forth a copy of such resolution or resolutions to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

                 a) the number of shares constituting any series and the distinctive designation of that series;

                 b) the dividend rate of the shares of the class or of any series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any of payment of dividends on shares of the class or of that series;

                 c) whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                 d) whether the class or any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                 e) whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                 f) whether the class or any series shall have a sinking fund for the redemption or purchase of shares





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         of the class or of that series, and if so, the terms and amount of such sinking fund;

                 g) the rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series; and

                 h) any other powers, preferences, rights, qualifications, limitations and restrictions of the class or of that series.

                 All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any certificate of designation shall be vested exclusively in the Common Stock.

                                     FIFTH

         The name and mailing address of the Incorporator are as follows:

                             Benton Burroughs, Jr.
                              Hazel & Thomas, P.C.
                            3110 Fairview Park Drive
                                   Suite 1400
                         Falls Church, Virginia  22042

                                     SIXTH

         The Incorporator shall appoint the initial directors of the Corporation after filing of this Certificate of Incorporation. The terms of the initial directors shall be determined by the Incorporator and thereafter by the Board of Directors, with one class designated as elected for a one year term, the second class designated as elected for a two year term and the third class designated as elected for a three year term. At the first annual meeting of stockholders of the Corporation, and at each subsequent annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.





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                                    SEVENTH

         The Corporation is to have perpetual existence.

                                     EIGHTH

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

                                     NINTH

         No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                                     TENTH

         The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Corporation may, to the fullest extent permitted by





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the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                    ELEVENTH

         From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Eleventh.

         The effective date of this Certificate of Incorporation, and the date upon which the existence of the Corporation shall commence, shall be the date upon which the Secretary of State of the State of Delaware endorses the word "Filed" on the Certificate.

         I, the undersigned, being the Incorporator of the above mentioned Corporation, do make this Certificate of Incorporation,





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hereby declaring and certifying that this is my act and the facts stated herein are true, and accordingly have hereunto set my hand upon this 27th day of August, 1996.*



                                              -------------------------


         *Pursuant to Item 601(b)(3)(i) of Regulation S-K, this exhibit is a complete copy of the Certificate of Incorporation, and includes the amendment dated September 30, 1997 which restated Article "FOURTH" in its entirety.





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